Industrial Services, LLC

May 17, 2007

Southern Iowa BioEnergy
115 S. Linden Street
Lamoni, IA 50140
Attn: William T. Higdon

Third Inning Solutions
6151 Thornton Ave., Suite 130
Des Moines, IA 50321
Attn: Phil Stover

Subject: Interim Agreement - SIBE Bio Diesel Plant in Osceola or Lamoni, Iowa

Dear Mr. Higdon & Mr. Stover:

It was a pleasure meeting with you and your team on Monday March 5, 2007.

Ball Industrial Services is excited to join the SIBE Team as your Engineering, Procurement, Construction (EPC) Contractor. As such we will be providing services to construct a 30 MGPY Biodiesel facility; coordinating all design, construction and commissioning services.

The intent of this Interim Agreement is to establish a base line from which we will execute a definitive agreement unless sooner terminated. The Interim Agreement shall remain in place until the later of (a) the date the definitive agreement is executed, or (b) August 1, 2007.

Team Approach

As the EPC Contractor for your project, Ball Industrial Services will act as the prime contractor to SIBE and will directly manage other key prime contractors. Ball Industrial Services will utilize existing SIBE relationships with key subs for the project.

Ball Industrial Services

The services to be provided by Ball in connection with the Facility shall include, but are not limited to, the following:

a)	Preparation of a proposed Guaranteed Maximum Price Agreement (GMAX Agreement) for the design, construction and start-up of the Facility, including a preliminary schedule.

b)	Design, construct and startup the Facility in accordance with the GMAX Agreement.

c)	All other items agreed to in the GMAX Agreement.

Ball will not limit its assistance to the service specifically enumerated above, but will extend its services and assistance as reasonably required and requested by the Company to provide for the successful implementation of the plan of financing and the design, construction and startup of the Facility. (Please refer to Appendices A, B, C, D for more details.)

6601 Westown Parkway - Suite 240 - West Des Moines, IA 50266
Ph: 515.276.8788 Fax: 515.221.1840

We will provide project coordination for building design, civil engineering, trade procurement for site, concrete, erection, carpentry and design as required for the project.

In addition, Ball will be responsible for all coordination of technology providers, contracts, cash management, and schedule performance. As the controlling contractor, we are responsible for OSHA activities, documentation and implementation to ensure a safe worksite.

In order to ensure communication with the SIBE, LLC Board regarding critical issues on budget and schedule, Ball Industrial Services shall supply monthly a progress report for use by the board and financing partners.

All subcontracts and licenses to be entered into by Ball Industrial Services and Bratney Companies shall be subject to prior review and approval by SIBE.

Ball Industrial and Bratney Companies shall use commercially reasonable efforts to obtain and provide to SIBE as soon as reasonably practicable the proposed forms of any licenses, sublicenses or similar agreements relating to technology to be provided by third parties (including, without limitation, Westfalia and CIMBRIA SKET), and shall reasonably cooperate with SIBE in negotiating such agreements to provide SIBE with such rights and protections as SIBE deems necessary or appropriate in connection with such underlying technology.

Bratney Companies

Bratney will be the technology provider for this project. They will provide the design process, process license, and detailed engineering services for the plant & process.

Bratney will be a subcontractor to Ball Industrial Services. Bratney will provide proprietary process equipment and services. Both Ball and SIBE will contract directly with Bratney for the license, design services and process equipment supply.

Bratney will be responsible for the engineering, design, procurement and construction for all components of the main process plant. They will also be responsible for vessel fabrication & erection and system commissioning.

Ball Industrial will be responsible for the engineering, design, procurement and construction for the components of the project which are not part of the main process plant. This includes the design of the process buildings, equipment supports, design of feedstock handling systems and equipment, storage and load out equipment, biodiesel & glycerin storage and load out; water & waste water treatment, steam generation, cooling water system, chemical storage and handling.

Scope & Budget

Ball Industrial Services will be acting as the EPC contractor for this project and as such will be responsible for all direct engineering and subcontractors including the management of Bratney. We will work with Bratney, and our subcontractor base to establish a base line scope and price to produce a 30 MG PY facility. It is imperative that we accurately forecast all factors affecting the cost and timing of project completion. We are in a very dynamic marketplace and the currently strong demands on market resources can produce unforeseen costs and delays.

Schedule

Ball Industrial Services estimates a sixteen to eighteen month construction cycle. The schedule will commence when long lead time equipment has been placed on order. Although the SIBE estimate for ground breaking for the Osceola or Lamoni site is set for August 1, 2007, Ball Industrial Services will commence construction activities earlier if given direction from the Owner, once financing is in place.

Key Elements to Proposed Schedule:

SIBE has the responsibility to obtain all required permits. Ball Industrial Services will work with SIBE to obtain all appropriate permits. The time for this activity may be a critical path item for the schedule and may require schedule adjustments based upon the critical timeline to procure.

Ball Industrial Services is forecasting availability of equipment and manpower from key subcontractors on the project. Material shortages, labor agreements and SIBE down payments will affect and drive the overall schedule for the project. It is imperative that we establish accurate lead times for critical path items. Ball Industrial Services will provide monthly schedule and budget updates to SIBE.

Contract:

Ball Industrial Services proposes a cost plus fee Guaranteed Maximum Price contract as a prime contract for the SIBE project.  Except as otherwise directed by SIBE, all subcontracts shall be competitively bid as part of the Ball Industrial Services package. All contracts shall be reviewed prior to execution with SIBE. All costs shall be made available for review by the SIBE team at anytime.

Interim Agreement:

Ball Industrial Services and SIBE have executed this interim agreement to cover project management, engineering and equipment procurement costs associated with the project. The Target Price for the Project will be prepared within 8 weeks of execution and funding of this Interim Agreement.

EPC Agreement:

It is the intention of Ball Industrial Services and SIBE to execute a prime contract for EPC services with a Guaranteed Maximum Price ("GMAX"). The rights and obligations of the parties with respect to the Facility will be set forth in the GMAX agreement to be executed by the parties (the "GMAX Agreement"). The completion of the GMAX Agreement is subject to and contingent upon the parties reaching agreement on the terms and conditions thereof. After this interim agreement is executed by the Company and returned to Ball industrial Services together with the down payment, the parties will enter into good faith negotiations for the preparation of the GMAX Agreement. Either party may terminate such negotiations at any time and for any reason. If this interim agreement is terminated by SIBE, Ball Industrial Services will refund the down payment paid less expenses incurred and fee earned by Ball Industrial Services as a result of this interim agreement. If this interim agreement is terminated by Ball Industrial Services, Ball Industrial Services will refund the down payment paid by SIBE.

Ball Industrial GMAX pricing shall include GMAX pricing for Ball Industrial Services and all subs and primes plus an agreed to project contingency. GMAX pricing will be established by the time the Project Design and Development documents are 80% complete.

Fees

Project Fee: Ball Industrial Services proposes a 10% cost of work fee on all subcontracts under Ball Industrial Services EPC agreement. Ball Industrial Services proposes a 10% cost of work fee for prime contracts managed by Ball Industrial Services.

Shared Savings: Ball Industrial Services proposes a 60/40 split on all savings generalized by the prime contractors below the GMAX price. 60% for SIBE and 40% Ball Industrial Services which will be shared pro rate with the prime subs.

Schedule Bonus: Prior to the GMAX Agreement being finalized, Ball Industrial Services proposes developing a schedule incentive plan with SIBE. If the performance guarantee is achieved on or before the expiration of the eighteenth month, this incentive shall be shared pro rata with each key subcontractor to ensure performance. In the event the parties agree to such a schedule incentive plan, Ball Industrial Services will also agree to pay liquidated damages in an identical amount for each day after eighteen months that the project is not complete.

General Liability

General Liability fee of .60% of the cost of work shall be applied to the Ball Industrial Services EPC contract.

Payment Terms:

Initial Down Payment:

Upon execution of this interim agreement SIBE will provide a series of initial down payments to start project design. Ball Industrial Services shall make deposits to Bratney, and design engineers, to begin engineering. Ball Industrial Services will require a payment of $750,000 for preconstruction engineering, design, deposits and other initial project expenses. Ball Industrial Services will provide SIBE with a weekly accounting of any such payments and deposits.

Subcontractor Retention:

Ball Industrial Services reserves the right to contract or change subcontractors to deliver the project as required to meet the project timelines, subject to SIBE’s prior written consent, which shall not be unreasonably withheld.

Ball Industrial Services

The remaining contractors shall invoice bimonthly for work completed. SIBE shall pay all invoices in Net 15 days after receipt of invoices. Ball Industrial Services shall prepare an estimated draw schedule which will be reviewed and agreed to by Ball Industrial Services and SIBE.

Equipment Down Payments

There will be several long lead items involved with the SIBE project. They shall, from time to time, require deposits or non-refundable deposits to secure production slots. If such deposits are approved by SIBE, SIBE shall direct wire such payments directly to the contractor vendors. Ball Industrial Services shall track and report monthly all such deposits so SIBE can maintain accurate records of non-refundable deposits.

Warranties

Mechanical & Process:

The Bratney Companies and their technology provider will provide mechanical and process performance warranties. These will be developed prior to execution of the GMAX Agreement.

Workmanship:

Ball Industrial Services will provide a one year warranty agreement for workmanship and materials.

SIBE Responsibilities

•	Payment of all prime contracts as well as associated licensing and performance requirements.

•	All site costs associated with ground acquisition and due diligence

•	All costs associated with debt financing

•	Obtaining state, city, or county incentives for the project

•	Application, securing and payment of all applicable licensing and permits related to the project.

This is an approved understanding and agreement between Ball Industrial Services and Southern Iowa Bio Energy, LLC,

Ball Industrial Services, LLC	Southern Iowa Bio Energy, LLC

/s/ Rick Ball	/s/ William T. Higdon
Rick Ball President Date: 5-17-07	William T. Higdon President Date: 5-17-07

Attachments:

Appendix A:   Engineer/Contractor Responsibilities
Appendix B:   Owner’s Responsibilities
Appendix C:   Ownership of Documents
Appendix D:   Feedstock Risk Assessment

Appendix A: Engineer/Contractor Responsibilities

Engineering services shall be performed under the direct supervision of Ball Industrial.

The following Engineering Services shall be provided:

Project costing developed

Project Cash Flow Projection for the project (with definition of payment terms)

Utility Requirements definition to Owner

Site Lay-out Plan development (with utilities, rail, roads, and building orientations) with Owner representatives input. (This does NOT include Civil Engineering for final design)

Process Area Lay-out. (equipment location and orientation by level in the structure)

Process Engineering Package development. (Material and Energy Balance, process flow sheets, index flow sheets)(utility consumption rates defined)

Process wastewater and air emissions information transferred to Owner’s Environmental Engineer.

Design detail development of Process Structure and foundations.

Project Milestone Schedule (detailed) and full Project Scope definition document.

Development of detailed Piping and Instrumentation Diagrams (P&ID)

Design/Build Construction Contract Developed. (GMAX format)

Identification of Long Lead Time Equipment and Procurement Plan for Westfalia, Cimbria and Bratney provided equipment.

Definition of electrical requirements and electrical design details.

Definition of ISBL and OSBL tank farm sizing recommendations to Owner.

Definition of fire prevention and detection equipment and installation requirements.

Development of control logic documents (functional descriptions), control code and control graphics for process equipment.

Design details of instrumentation input and output requirements. (loop drawings)

Definition of insulation requirements for piping and equipment.

Completion of a HAZOP review of process with owner’s representatives in attendance

Specification of all Bratney provided instruments, piping, valves, pumps and fittings.

Definition of painting requirements for piping and equipment.

Project Schedule The developed schedule shall show the activities of the Owner and the Engineer/Contractor necessary to meet the Owner’s completion requirements with ownership designation on individual tasks.

Target Pricing Ball Industrial will work with the Owner to develop the Target Price for the defined scope of work. This will occur within 8 weeks of execution and funding of this Interim Agreement.

Appendix B: Owner’s Responsibilities

The Owner shall provide to Ball Industrial all relevant information for the Project, including the Owner’s Program and intentions, which is an initial description of the Owner’s objectives, including budgetary and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

The Owner shall review and timely approve schedules, estimates, schematic design documents and other documents that are provided under this Agreement.

If the Owner elects not to proceed with the Project, the Owner shall have no further obligation to Ball Industrial other than the payment of compensation as set forth in this Agreement.

The Owner shall provide Ball Industrial all known information regarding site and the site attributes that are needed to complete the project scope.

Appendix C: Ownership of Documents

All documents, work papers, plans, designs, and related work product generated or produced pursuant to this Interim Agreement shall remain the property of Ball Industrial and its subcontractors prior to handing-over of the completed plant to the Owner, subject, however, to a non-assignable license to the Owner to complete the proposed plant in or near Osceola or Lamoni, Iowa and to use such materials in connection with such plant, provided that the Owner has paid all amounts owing to such parties. This includes notes, photos, memorandums, drawings generated as part of the scope of this Interim Agreement. The ownership of technology specific information and/or information regarding the Connemann Process Patent will remain in ownership by the Bratney Companies and Westfalia in the event the project is stopped during or after the duration of this work phase.

Appendix D: Feedstock Risk Assessment

If, during the completion of work outlined in this agreement, the feedstock plan for the facility dictates other than soy or palm oil to be used, a Feedstock Risk Assessment activity will be completed as soon as possible under the direction of Ball Industrial / Bratney. This assessment will be completed as an expense to the Owner. This step is being dictated due to the influx of potential feedstock for Biodiesel production that may highly variable in quality.

The Owner will be asked to provide liquid samples of all feedstock types planned other than soybean or palm oil. These samples must be considered representative and “typical” of the supply that will eventually be resourced to supply the operating Biodiesel facility.

Ball Industrial / Bratney will engage a third party testing laboratory to analyze these materials in detail. Properties such as wax content, free fatty acid content, phosphorous content, sulfur content, moisture level, unsaponifiables and other impurities will be measured.

Ball Industrial / Bratney will coordinate a review session of the test results with the Owner and the Owner’s representative. Cimbria/SKET and Westfalia representatives will be involved in the data review also.

The test results will be reviewed and if concerns are raised regarding the viability of any feedstock to successfully produce in-specification Biodiesel using the Connemann Diesel process, any of several next steps may be completed. For example:

•	Additional testing

•	Repeat testing

•	Pilot scale testing to produce Biodiesel for analysis and review

•	Same or additional testing by another lab

These additional steps will be made at Owner’s expense. Additionally, technical adjustments may be possible to the processing steps and/or conditions of processing to mitigate the concerns and should be considered.

If concerns persist regarding the feedstock’s viability, Ball Industrial / Bratney will discuss options such as removal of the feedstock from consideration in the supply of materials and from the project scope or in a worst case, cancellation of the project.

If no concerns exist, the work outlined under this agreement will continue as per planned content and schedule.